RALLY

Bill of Sale

As of December 17, 2020

This bill of sale (the “Bill of Sale”) records the purchase between RSE Archive, LLC (“Purchaser” or “us”) and PWCC Auctions (“Seller”) with regard to the assets described below (each individually an “Asset”, collectively the “Assets”). This Bill of Sale may be modified or amended only with the prior written consent of Purchaser.

Asset:	#14CARR
Description:	2014 National Treasures Silver #296 Derek Carr Signed Patch Rookie Card graded GEM MT 10 by PSA
Total Acquisition Cost:	$ 16,600.00
Consideration: Cash (%) Equity (%) Total	$ 16,600.00 (100%) $ 0 (0%) $ 16,600.00 (100%)